Exhibit 99.1

National Interstate Corporation to Hold Annual Meeting of Shareholders on Thursday, June 11, 2015, Nominates Dr. Norman L. Rosenthal for Election as New Director

RICHFIELD, Ohio, March 20, 2015 (GLOBE NEWSWIRE) -- National Interstate Corporation (Nasdaq:NATL) (the “Company”) will hold its 2015 Annual Meeting of Shareholders on Thursday, June 11, 2015, at 9:00 a.m., Eastern Time. The record date for determining shareholders entitled to notice of, and to vote at, the 2015 Annual Meeting will be April 22, 2015. The 2015 Annual Meeting will be held at the Company's headquarters at 3250 Interstate Drive, Richfield, Ohio 44286.

Because the 2015 Annual Meeting will be held more than 30 days before the anniversary of the 2014 Annual Meeting of shareholders, the Company is informing its shareholders of the revised deadline for the submission of shareholder proposals and director nominations for consideration at the Company’s 2015 Annual Meeting.  Any shareholder proposal or director nomination must be submitted to the Company no later than 5:00 p.m., Eastern Time, on March 30, 2015.  Any such shareholder proposal or director nomination must comply with the Company’s Code of Regulations as well as all applicable statutes, rules, and regulations promulgated by the Securities and Exchange Commission or other applicable governing body.
The Board of Directors has nominated the following individuals for election as Class I directors at the 2015 Annual Meeting: Joseph E. (Jeff) Consolino, Gary J. Gruber, Donald D. Larson, David W. Michelson, Donald W. Schwegman, and Norman L. Rosenthal. Messrs. Consolino, Gruber, Larson, Michelson, and Schwegman are current directors of National Interstate Corporation and information regarding their experience and qualifications can be found in the Company’s 2014 Annual Proxy Statement.

Dr. Rosenthal, age 63, has served as a director of Arthur J. Gallagher & Co. since 2008. Since 1996, he has been president of Norman L. Rosenthal & Associates, Inc., a management consulting firm that specializes in the property and casualty insurance industry. Prior to 1996, Dr. Rosenthal spent 15 years practicing in the property and casualty insurance industry at Morgan Stanley & Co., a global financial services firm, most recently as managing director. In addition, Dr. Rosenthal previously served on the boards of multiple public and private insurance, reinsurance, and related entities including Aspen Insurance Holdings, Ltd., Mutual Risk Management Ltd, Vesta Insurance Group, Inc., and Alliant Insurance Group Inc. He currently serves as a director of the Plymouth Rock Company. He is also an affiliate partner of the private equity firm of Lindsay Goldberg. Dr. Rosenthal holds a Ph.D. in Business and Applied Economics, with an insurance focus, from the Wharton School of the University of Pennsylvania. The Company believes that Dr. Rosenthal’s extensive insurance expertise and experience provides him with the qualifications to make him an effective member of the Company’s Board.

As announced on March 3, 2015, the Board expanded the number of directors in Class II from four to five members and appointed Mr. I. John Cholnoky as a Class II director to fill the associated vacancy. Messrs. Ronald J. Brichler, Patrick J. Denzer, Keith A. Jensen and Alan R. Spachman are the other directors in Class II. Mr. Cholnoky served as President of General Reinsurance Corporation ("General Reinsurance") until his retirement in March 2014. Throughout his 33-year tenure at General Reinsurance, Mr. Cholnoky served in various marketing, underwriting, and management roles and held various officer level positions. The Company believes that Mr. Cholnoky's extensive experience in the insurance industry provides him with the skills and expertise necessary to be an effective Director.

About National Interstate Corporation
An Insurance Experience Built Around You.
National Interstate Corporation (Nasdaq:NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which offers products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company's insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE:AFG) (Nasdaq:AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@NATL.com
www.natl.com